                        [Andrews & Kurth Letterhead]


                                                                     Exhibit 8.1




                               November 18, 1996



America West Airlines, Inc.
4000 East Sky Harbor Boulevard
Phoenix, Arizona  85034

Re: America West Airlines, Inc. Registration Statement on Form S-3 America West Airlines 1996-1 Pass Through Trusts
         Pass Through Certificates, Series 1996-1

Ladies and Gentlemen:

         We have acted as counsel for America West Airlines, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-3 (File No. 333-14691) (the "Registration Statement") filed on October 23, 1996 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in respect of Pass Through Certificates, Series 1996-1 (the "Certificates"). Each Certificate will represent a fractional undivided interest in one of the five America West Airlines 1996-1 Pass Through Trusts (collectively, the "Trusts") to be formed pursuant to a pass through trust agreement (the "Basic Agreement") and five separate supplements thereto (each, a "Trust Supplement" and together with the Basic Agreement, collectively, the "Pass Through Trust Agreements") between the Company and Fleet National Bank, as trustee under each Pass Through Trust Agreement. The property of the Trusts will include, among other things, equipment notes (the "Equipment Notes") to be issued on a nonrecourse basis by the trustees (each, an "Owner Trustee") of separate owner trusts. The Equipment Notes will be issued in up to five series under a separate Indenture (each, an "Indenture") between the related Owner Trustee and the indenture trustee thereunder.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of the forms of the Pass Through Trust Agreements and the forms of Certificates included therein, the forms of Indentures and such other documents, records, certificates of the Company and public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authority to sign of all signatories, the due execution of all original and certified documents, and the conformity to the original and certified documents of all copies submitted to us as conformed, photostatic or facsimile copies. In addition, we have assumed that the Indentures will be duly executed and delivered by each of the parties thereto and that the Notes

America West Airlines, Inc.
November 18, 1996
Page 2




will be duly executed and delivered substantially in the forms contemplated by the respective Indentures. We have also assumed that the Pass Through Trust Agreements will be duly executed and delivered by each of the parties thereto, that the Certificates will be duly executed and delivered substantially in the forms contemplated by the applicable Pass Through Trust Agreements, and that the Certificates will be sold as described in the Registration Statement. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers of the Company, public officials and others.

         On the basis of the foregoing and subject to the limitations and qualifications set forth below, we are of the opinion that (i) each Trust will be classified as a grantor trust under subpart E, Part I of Subchapter J of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986 and not as an association taxable as a corporation for U.S. federal income tax purposes; and
(ii) the description of federal income tax consequences appearing under the heading "Certain U.S. Federal Income Tax Consequences" in the prospectus contained in the Registration Statement relating to the Certificates accurately describes the material federal income tax consequences to holders of Certificates under existing law, subject to the qualifications and assumptions stated therein.

         The opinion herein is based upon our interpretations of current law, including court authority and existing Final and Temporary Regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated. In the event any one of the statements, representations or assumptions we have relied upon to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         We consent to the use and filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained therein. In giving such consent we do not imply or admit that we are an expert with respect to any

America West Airlines, Inc.
November 18, 1996
Page 3




part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                               Very truly yours,



                               /s/ ANDREWS & KURTH, L.L.P.